Exhibit 10.10

Execution Version

Dienstvertrag		Service Agreement

zwischen		between

der W.E.T. Automotive Systems Aktiengesellschaft,
Rudolf-Diesel-Str. 12, 85235 Odelzhausen
- vertreten durch den Aufsichtsrat,
dieser wiederum vertreten durch
den Aufsichtsratsvorsitzenden,
Herrn Dr. Franz Scherer -

(nachfolgend die „Gesellschaft“),

W.E.T. Automotive Systems Aktiengesellschaft,
Rudolf-Diesel-Str. 12, 85235 Odelzhausen, Germany
- represented by the supervisory board,
the latter represented by its chairman,
Dr. Franz Scherer -

(hereinafter referred to as the “Company”),

und		and

Herrn Thomas Liedl, An der Schießstätte 13, 86316 Friedberg („TL“, gemeinsam mit der Gesellschaft die „Parteien“).		Mr. Thomas Liedl, An der Schießstätte 13, 86316 Friedberg, Germany (“TL”, together with the Company the “Parties”).

I. Präambel		I. Preamble

1.	Die Parteien haben am 1. August 2008 einen Dienstvertrag geschlossen (der „Dienstvertrag“), der durch Nachträge vom 5. März 2010 („Erster Nachtrag“) und 4. Juli 2011 („Zweiter Nachtrag“) geändert und ergänzt wurde.	1.

The Parties have entered into, on 1 August 2008, a service agreement (the “Service Agreement”), which was amended and supplemented by amendments dated 5 March 2010 (“First Amendment”) and 4 July 2011 (“Second Amendment”).

2.

An der Gesellschaft ist derzeit die Gentherm Europe GmbH mit Sitz in Augsburg, eingetragen im Handelsregister des Amtsgerichts Augsburg unter HRB 25596 (nachfolgend „Gentherm Europe“), mit rund 99,49 % des Grundkapitals beteiligt. Die Hauptversammlung der Gesellschaft vom 28. August 2013 hat beschlossen, dass die Aktien der übrigen Aktionäre (Minderheitsaktionäre) der Gesellschaft gemäß dem Verfahren zum Ausschluss von Minderheitsaktionären nach §§ 327a ff. AktG gegen Gewährung einer von der Gentherm Europe als Hauptaktionär zu zahlenden angemessenen Barabfindung in Höhe von EUR 90,05 je auf den Inhaber lautender Stückaktie der Gesellschaft mit einem rechnerischen Anteil am Grundkapital von je EUR 3,00 auf Gentherm Europe als Hauptaktionär übertragen werden (nachfolgend der „Übertragungsbeschluss“).

2.

Gentherm Europe GmbH with its seat in Augsburg, Germany, registered with the commercial register at the local court of Augsburg under HRB 25596 (hereinafter “Gentherm Europe”), currently holds approximately 99.49 % of the nominal share capital of the Company. The shareholders’ meeting of the Company of 28 August 2013 has resolved that the shares of the remaining shareholders (minority shareholders) of the Company are transferred to Gentherm Europe as main shareholder pursuant to the procedure regarding the expulsion of minority shareholders according to Sections 327a et seq. of the German Stock Corporation Act (Aktiengesetz, “AktG”) against payment of an appropriate cash consideration by Gentherm Europe as main shareholder in the amount of EUR 90.05 per bearer share of the Company without par value, representing a proportionate amount of the nominal share capital of EUR 3.00 (hereinafter the “Transfer Resolution”).

3.

Es ist beabsichtigt, den Übertragungsbeschluss alsbald zur Eintragung in das für die Gesellschaft zuständige Handelsregister des Amtsgerichts München anzumelden. Mit der Eintragung des Übertragungsbeschlusses gehen alle Aktien der Minderheitsaktionäre auf Gentherm Europe als Hauptaktionär über. Es ist ferner beabsichtigt, alsbald nach der Eintragung des Übertragungsbeschlusses und dem damit verbundenen Übergang der Aktien der Minderheitsaktionäre auf Gentherm Europe die Gesellschaft im Wege einer Umwandlung gemäß § 1 Abs. 1 UmwG (sei es im Wege der Verschmelzung oder eines Rechtsformwechsels oder einer Kombination mehrerer Umwandlungsformen) in eine GmbH umzuwandeln (nachfolgend die „Umwandlung“ und der Zeitpunkt der Wirksamkeit der Umwandlung aufgrund Eintragung im zuständigen Handelsregister nachfolgend der „Umwandlungszeitpunkt“).

3.

It is intended to file an application for registration of the Transfer Resolution with the commercial register at the local court of Munich, which is competent for the Company, in due course. Upon registration of the Transfer Resolution all shares held by the minority shareholders are transferred to Gentherm Europe as main shareholder. It is further intended to transform the Company, shortly after the registration of the Transfer Resolution and the transfer of the shares of the minority shareholders to Gentherm Europe connected therewith, by way of a transformation according to Section 1 of the German Transformation Act (Umwandlungsgesetz, “UmwG”), be it by way of a statutory merger, a change of the legal form or a combination of various transformation measures, into a German Limited Liability Company (Gesellschaft mit beschränkter Haftung, GmbH) (hereinafter the “Transformation” and the effective date of the Transformation due to registration with the competent commercial register the “Transformation Registration Date”).

4.

TL wurde durch Beschluss des Aufsichtsrats vom 18. Oktober 2010 für die Zeit vom 1. Oktober 2011 bis zum 30. September 2014 zum Mitglied des Vorstands bestellt. TL soll bis zum Umwandlungszeitpunkt oder bis zu einer anderweitigen Beendigung seiner Tätigkeit für die Gesellschaft, je nachdem, welches Ereignis früher eintritt, weiterhin Mitglied des Vorstands der Gesellschaft bleiben. Mit dem Abschluss dieser Vereinbarung (die „Vereinbarung“) soll der Dienstvertrag in der Fassung des Ersten und des Zweiten Nachtrags weiter ergänzt und – aus Gründen der Übersichtlichkeit – in eine konsolidierte Fassung zusammengeführt werden. Hiernach soll diese Vereinbarung die einzige bindende Vereinbarung zwischen den Parteien im Hinblick auf die Tätigkeit von TL als Mitglied des Vorstands der Gesellschaft sein.

		4.

By resolution of the supervisory board dated 18 October 2010, TL was appointed member of the management board for the time from 1 October 2011 until 30 September 2014. TL shall remain a member of the management board of the Company until the Transformation Registration Date or until such other date upon which his services for the Company terminate, whichever event occurs first. By the conclusion of this agreement (the “Agreement”) the Service Agreement, as amended by the First and Second Amendment, shall be further amended and – for clarity reasons – be merged into one consolidated version. Hereafter, this Agreement shall be the only binding agreement between the Parties with regard to the functions of TL as member of the management board of the Company.

5.	Ab dem Umwandlungszeitpunkt soll für TL anstelle der vorliegenden Vereinbarung der dieser Vereinbarung als Anlage 1 beigefügte Anstellungsvertrag für die Tätigkeit von TL als Geschäftsführer der – auf welche Weise auch immer – im Wege der Umwandlung entstehenden GmbH gelten (nachfolgend der „Anstellungsvertrag“). Die Parteien verpflichten sich, vorbehaltlich der erforderlichen Zustimmung der jeweiligen Gremien, TL zum Geschäftsführer der GmbH zu ernennen und mit TL den dieser Vereinbarung als Anlage 1 beigefügten Anstellungsvertrag zu schließen.	5.

Starting from the Transformation Registration Date, the service agreement which is attached to this Agreement as Annex 1, instead of the Agreement at hand, shall govern the functions of TL as managing director of the Limited Liability Company which comes into existence – in whichever manner – by way of the Transformation (hereinafter the “Service Agreement”). The Parties undertake, subject to the necessary approval by the respective competent corporate bodies, to appoint TL as managing director of the Limited Liability Company and to conclude with TL the Service Agreement which is attached to this Agreement as Annex 1.

Dies vorausgeschickt, vereinbaren die Parteien hiermit was folgt:		NOW, THEREFORE, the Parties hereby agree as follows:

II.		II.

§ 1 Position / Vertretung		§ 1 Position / Representation

1.	TL ist Mitglied des Vorstands und vertritt die Gesellschaft nach Maßgabe des Gesetzes, der Vorschriften des Gesellschaftsvertrages (Satzung) und den Beschlüssen des Aufsichtsrats. Der Aufsichtsrat kann entscheiden, ob Einzel- oder Gesamtvertretungsbefugnis erteilt wird. Der Aufsichtsrat ist berechtigt, eine Geschäftsordnung für den Vorstand zu erlassen, in der unter anderem Geschäftsbereiche, Aufgaben und Verantwortungen der einzelnen Vorstandsmitglieder abgegrenzt werden.	1.

TL is a member of the management board and represents the Company in accordance with the laws, the provisions of the articles of association and the resolutions of the supervisory board. The supervisory board may grant sole power or joint power of representation. The supervisory board is entitled to enact internal rules of procedure for the management board, defining, inter alia, the business areas, tasks and responsibilities of each member of the management board.

2.	Der Vorstand bedarf der Zustimmung zu den Geschäften, die die jeweilige Satzung oder der Aufsichtsrat, sofern aktienrechtlich und satzungsgemäß zulässig, für zustimmungsbedürftig erklären. Bei unterschiedlichen Regelungen in der Satzung oder in Aufsichtsratsbeschlüssen gilt vorrangig die für den Vorstand restriktivere Regelung.	2.

The management board requires the approval for such actions which the respective articles of association or the supervisory board, to the extent permissible under stock corporation law and the articles of association, declare as being subject to approval. In case of contradictory provisions in the articles of association or in resolutions of the supervisory board, such regulation shall be applicable which is more restrictive for the management board.

3.	Sofern Einzelvertretungsbefugnis erteilt ist, ist sie im Innenverhältnis dahingehend beschränkt, dass eine Zweitunterschrift und damit die Zustimmung eines anderen Vorstandsmitglieds benötigt wird für alle Geschäfte, die nach der Geschäftsordnung des Vorstands der vorherigen Zustimmung des Aufsichtsrats bedürfen.	3.

In case sole power of representation is granted it is limited internally in such way that a second signature and, therefore, the approval of a further member of the management board is required for all actions which require, pursuant to the internal rules of procedure of the management board, the prior approval of the supervisory board.

§ 2 Vergütung		§ 2 Remuneration

1.	TL erhält mit Wirkung ab dem 1. Oktober 2013 ein jährliches Bruttogehalt von EUR 310.000,00 („Grundgehalt“), zahlbar in zwölf gleichen Raten jeweils am Ende eines Monats. Soweit die Tätigkeit von TL in einem Vertragsjahr unterjährig beginnt oder endet, ist das Grundgehalt zeitanteilig geschuldet. Mit der Vergütung sind sämtliche Überstunden abgegolten.	1.

With effect as of 1 October 2013, TL is entitled to an annual gross salary in the amount of EUR 310,000.00 (“Base Salary”), payable in twelve monthly arrears at the end of each calendar month. To the extent the functions of TL start or end during a contract year, the Base Salary is owed pro rata temporis. The remuneration includes all overtime.

2.	Zusätzlich zum Grundgehalt erhält TL eine jährliche erfolgsabhängige Tantieme, die sich nach Maßgabe der in Anlage 2.2 vorgesehenen Regelung errechnet (nachfolgend auch die „Tantieme“). Die Tantieme wird an TL letztmalig für das Geschäftsjahr der Gesellschaft vom 1. Januar 2013 bis zum 31. Dezember 2013 (Geschäftsjahr 2013) gezahlt. Ab dem 1. Januar 2014 soll TL am „Gentherm Bonus Plan“ teilnehmen (§ 2 Abs. 4 dieser Vereinbarung).	2.

In addition to the Base Salary, TL is entitled to an annual performance-based management bonus which is calculated in accordance with the provisions set forth in Annex 2.2 (hereinafter also referred to as the “Management Bonus”). The Management Bonus will be paid to TL for the last time for the business year of the Company from 1 January 2013 until 31 December 2013 (business year 2013). Starting from 1 January 2014, TL shall participate in the “Gentherm Bonus Plan” (Section 2 para. 4 of this Agreement).

3.	Vorbehaltlich der Regelungen in § 2 Abs. 2 in Verbindung mit Anlage 2.2 ist die Tantieme in dem Monat, in dem der Jahresabschluss festgestellt wird, abzurechnen und ist dann auch fällig. Die Tantieme für das Geschäftsjahr 2013 (1. Januar 2013 bis 31. Dezember 2013) ist spätestens bis zum 30. April 2014 oder, sofern von den Parteien abweichend vereinbart, zu einem früheren Zeitpunkt abzurechnen und zur Zahlung fällig, einschließlich aller sonstigen Beträge, die zugunsten von TL auf der Bonus-Bank geführt werden.	3.

Subject to the provisions in Section 2 para. 2 in conjunction with Annex 2.2, the Management Bonus shall be calculated and is due for payment in the month in which the annual financial statements are approved. The Management Bonus for the business year 2013 (1 January 2013 until 31 December 2013) is at the latest to be calculated and due for payment until 30 April 2014, together with all other amounts which are credited in favour of TL with the Bonus Bank, or at an earlier point in time, as mutually agreed upon by the Parties.

4.	Ab dem 1. Januar 2014 soll TL am Gentherm Bonus Plan teilnehmen; eine Tantieme gemäß § 2 Abs. 2 in Verbindung mit Anlage 2.2 wird ab diesem Zeitpunkt nicht mehr gezahlt.	4.

Starting from 1 January 2014, TL shall participate in the Gentherm Bonus Plan; no further Management Bonus according to Section 2 para. 2 in conjunction with Annex 2.2 will be paid starting from this point in time.

	a.

Als Teilnehmer des Gentherm Bonus Plans soll TL jährlich einen erfolgsabhängigen Bonus erhalten (nachfolgend der „Gentherm-Bonus“). Die Zielgröße für den Gentherm-Bonus ist jeweils 50 % des Grundgehalts von TL gemäß § 2 Abs. 1 dieser Vereinbarung (nachfolgend das „Bonus-Ziel“).

			a.

In his capacity as participant of the Gentherm Bonus Plan TL shall be entitled to an annual performance-based bonus (hereinafter the “Gentherm Bonus”). The target amount for the Gentherm Bonus is in each case 50 % of the Base Salary of TL pursuant to Section 2 para. 1 of this Agreement (hereinafter the “Bonus Target”).

	b.

Im Hinblick auf die Bestimmung des Gentherm-Bonusses sollen der Chief Executive Officer der Gentherm, Inc. und TL zweimal jährlich jeweils im Einvernehmen bestimmte Ziele für das kommende Halbjahr des jeweiligen Geschäftsjahres festlegen (Januar bis Juni und Juli bis Dezember); die Ziele sollen sodann durch das „Gentherm Compensation Committee“ gebilligt werden (nachfolgend die „Gentherm-Bonus-Ziele“).

			b.

With regard to the determination of the Gentherm Bonus the Chief Executive Officer of Gentherm, Inc. and TL shall establish mutually, twice a year, certain objectives for the upcoming half-year of the respective business year (January until June and July until December); the objectives shall be approved by the “Gentherm Compensation Committee” (hereinafter the “Gentherm Bonus Objectives”).

c.

Die Höhe des Gentherm-Bonusses soll zweimal jährlich vom Gentherm Compensation Committee im Namen des Gentherm Board of Directors jeweils für das vorangegangene Halbjahr des Geschäftsjahres nach eigenem Ermessen unter Berücksichtigung des Ergebnisses und der wirtschaftlichen Lage der Gesellschaft sowie der individuellen Leistungen von TL festgesetzt werden, letztere insbesondere in Abhängigkeit vom Grad der Erreichung der Gentherm-Bonus-Ziele.

c.

The amount of the Gentherm Bonus shall be established twice a year by the Gentherm Compensation Committee on behalf of the Gentherm Board of Directors for the respective preceding half-year of the business year at its sole discretion under consideration of the results and the economic situation of the Company as well as the individual performance of TL, the latter in particular depending from the degree of achievement of the Gentherm Bonus Objectives.

d.

Die Auszahlung des Gentherm-Bonusses, jeweils für das vorangegangene Halbjahr des Geschäftsjahres, soll spätestens innerhalb von 30 Tagen erfolgen, nachdem das Gentherm Board of Directors die jeweiligen Halbjahresergebnisse gebilligt hat, also regelmäßig im August für das erste Halbjahr des Geschäftsjahres (Januar bis Juni) und im Februar für das zweite Halbjahr des (vorangegangenen) Geschäftsjahres (Juli bis Dezember). Ungeachtet der Billigung der Halbjahresergebnisse durch das Gentherm Board of Directors soll die Bestimmung der Höhe des Gentherm-Bonusses durch das Gentherm Compensation Committee gemäß vorstehender lit. c. erfolgen; die Zielgröße für den Gentherm-Bonus ist 50 % des Grundgehalts von TL gemäß § 2 Abs. 1 dieser Vereinbarung, der Gentherm-Bonus kann aber auch darüber oder darunter liegen. Das Gentherm Compensation Committee soll den Gentherm Bonus Plan zu jeder Zeit nach seinem eigenen Ermessen abändern oder beenden können.

d.

Payout of the Gentherm Bonus, in each case for the preceding half-year of the respective business year, shall be made at the latest within 30 days after the Gentherm Board of Directors has approved the respective half-year results, i.e. regularly in August for the first half-year of the business year (January until June) and in February for the second half-year of the (preceding) business year (July until December). Notwithstanding the approval of the half-year results of the business year by the Gentherm Board of Directors, the determination of the amount of the Gentherm Bonus shall be made by the Gentherm Compensation Committee in accordance with the preceding lit. c.; the target amount for the Gentherm Bonus is 50 % of the Base Salary of TL pursuant to Section 2 para. 1 of this Agreement, but may also be below or above. The Gentherm Compensation Committee shall have discretion to modify or terminate the Gentherm Bonus Plan at any time in its sole discretion.

§ 3 Gehaltsfortzahlung bei Krankheit	§ 3 Continued Payment in Case of Sickness

Wird TL an der Ausübung seiner Tätigkeit durch Krankheit oder andere durch ihn nicht verschuldete Gründe verhindert, so erhält er für die Dauer von sechs Monaten, längstens jedoch bis zur Beendigung dieses Vertrages, sein zeitanteiliges Grundgehalt gemäß § 2 Abs. 1 sowie die zeitanteilige Tantieme gemäß § 2 Abs. 2 weiter (nachfolgend die „Gehaltsfortzahlung“). Etwaige Zahlungen, die TL in einem solchen Fall von einer Versicherung erhält, etwa Krankentage- oder Pflegegeld, werden auf die Gehaltsfortzahlung angerechnet.

In case TL cannot fulfil his duties due to sickness or other reasons for which he is not responsible, he is entitled to a pro rata temporis payment of his Base Salary pursuant to Section 2 para. 1 and the Management Bonus pursuant to Section 2 para. 2 for a period of six months, at the longest, however, until the termination of this agreement (hereinafter the “Continued Payment”). Any payments which TL receives in such case from the side of an insurance, e.g. sickness daily or care allowances, are to be set off against the Continued Payment.

§ 4 Dienstwagen / Reisekosten		§ 4 Company Car / Travel Expenses

1.	Die Gesellschaft stellt TL einen Dienstwagen zur Verfügung, der auch privat genutzt werden kann. Die private Nutzung ist von TL gemäß den jeweils gültigen deutschen steuerlichen Vorschriften als geldwerter Vorteil zu versteuern. Der Anschaffungswert ist auf EUR 80.000,00 vor MwSt. begrenzt. Die Marke und das Modell des Dienstwagens sollen zuvor vom „Gentherm Fleet Manager“ genehmigt werden.	1.

The Company shall make available to TL a company car which may also be used for private purposes. The private use is taxable by TL as financial benefit (geldwerter Vorteil) according to applicable German tax law, as amended from time to time. The acquisition value is limited to EUR 80,000.00 (excluding VAT). The make and the model of the company car shall be approved beforehand by the “Gentherm Fleet Manager”.

2.	Die Gesellschaft erstattet TL belegte Reisekosten und Bewirtungsauslagen entsprechend den jeweils gültigen Festlegungen der Gesellschaft und den jeweils gültigen deutschen steuerrechtlichen Richtlinien.	2.

The Company reimburses to TL travel and hospitality expenses upon presentation of receipts in accordance with the rules of the Company and the applicable German taxation guidelines, as amended from time to time.

§ 5 Urlaub		§ 5 Vacation

TL hat Anspruch auf einen angemessenen Jahresurlaub (d.h. nicht mehr als 30 Arbeitstage pro Kalenderjahr), dessen Zeitpunkt und Dauer er selbst festlegt. Seinen Urlaub hat TL so zu disponieren, dass die Interessen der Gesellschaft gewahrt bleiben, und im Übrigen vorab mit dem Chief Executive Officer der Gentherm, Inc. und den übrigen Mitgliedern des Vorstands der Gesellschaft abzustimmen.

TL is entitled to an appropriate annual vacation (i.e. not to exceed 30 working days per calendar year), the point of time and the duration of which are determined by himself. TL shall determine his vacation in such way that the interests of the Company are respected and is subject to prior coordination with the Chief Executive Officer of Gentherm, Inc. and the other members of the management board of the Company.

§ 6 Sonstige Leistungen			§ 6 Additional Services

1.	Die Gesellschaft erstattet TL, wenn und soweit er von der Versicherungspflicht befreit ist, jeweils 50 % der Höchstbeiträge zur gesetzlichen Rentenversicherung, Krankenversicherung, Pflegeversicherung und Arbeitslosenversicherung. Bei Inanspruchnahme einer privaten Krankenversicherung und privater Pflegeversicherung erstattet die Gesellschaft die monatlichen Beiträge.		1.

If and to the extent TL is not subject to the statutory insurance obligation, the Company reimburses to TL 50 % of the maximum contributions to each of the statutory pension, health, long-term care and unemployment insurance. If TL engages in a private health and long-term care insurance, the Company reimburses to TL the monthly contributions.

2.	Die Gesellschaft schließt für TL im Rahmen einer Gruppenunfallversicherung eine Unfall- und Invaliditätsversicherung ab. Der Versicherungsschutz im Rahmen dieser Versicherung umfasst alle beruflichen und außerberuflichen Unfälle. Die Versicherungssumme ist auf EUR 1.000.000,00 bei Tod und auf EUR 2.000.000,00 bei Invalidität abgeschlossen. Der Versicherungsschutz erlischt, sobald TL aus dem Dienstverhältnis mit der Gesellschaft ausscheidet. Die Versicherungsprämien trägt die Gesellschaft.		2.

The Company shall conclude an accident and invalidity insurance for the benefit of TL as part of a group accident insurance. The insurance protection within this insurance covers all business and non-business related accidents. The insurance sum is EUR 1,000,000.00 in case of death and EUR 2,000,000.00 in case of invalidity. The insurance protection ends as soon as the services of TL for the Company are terminated. The insurance premiums are borne by the Company.

3.	Eine Altersversorgungszusage besteht nicht. Auf Wunsch wird die Möglichkeit einer Versorgungszusage mittels Entgeltumwandlung in folgenden Durchführungsarten, jedoch unter Bedingung der Kostenneutralität für die Gesellschaft, gewährt:		3.

There are no pension commitments. If requested, the possibility of a pension commitment by conversion of the remuneration in the following ways will be granted, however, on the condition of cost-neutrality for the Company:

	¡	Direktversicherung (nach § 40b EStG pauschal besteuert);		¡	direct insurance (lump-sum taxed pursuant to Section 40b of the German Income Tax Act (Einkommensteuergesetz, “EStG”));
	¡	weiterer mittelbarer Durchführungsweg mit steuerlicher Behandlung (gemäß § 3 Nr. 63 EStG);		¡	further indirect execution with tax treatment (pursuant to Section 3 no. 63 EStG);
	¡	kongruent rückgedeckte Unterstützungskasse (beitragsorientierte Leistungszusage);		¡	congruently reinsured support funds (benefit promise according to contributions);
	¡	Direktzusage mittels Gehaltsverzicht (mit direkter Rückdeckung gegen jeweils einmaligen Betrag) als beitragsorientierte Leistungszusage.		¡	direct promise by means of salary waiver (with direct reinsurance against one-time payment) as benefit promise according to contributions.

4.	Die bestehende D&O-Versicherung der Gesellschaft wurde per 30. Juni 2010 an die Erfordernisse des AktG angepasst (Selbstbehalt des Vorstandsmitglieds).	4.	The existing D&O insurance of the Company was adapted to the requirements of the AktG as of 30 June 2010 (deductible of the member of the management board).

§ 7 Nebentätigkeit		§ 7 Secondary Occupations

1.	TL verpflichtet sich, seine ganze Arbeitskraft in den Dienst der Gesellschaft zu stellen und die Interessen der Gesellschaft nach besten Kräften zu fördern. Soweit das Wohl der Gesellschaft es erfordert, wird TL der Gesellschaft jederzeit auch über die betriebsübliche Arbeitszeit hinaus zur Verfügung stehen.	1.

TL undertakes to devote his entire working capacity to the service of the Company and to make best efforts to promote the interests of the Company. To the extent required for the benefit of the Company, TL will be available for the Company at any time, also in extension of the customary working time.

2.	Jede weitere entgeltliche oder unentgeltliche Beschäftigung und / oder unmittelbare oder mittelbare Beteiligung an anderen Unternehmen jeder Art bedarf der vorherigen schriftlichen Zustimmung des Aufsichtsrats. Dies gilt nicht für den üblichen Erwerb von Aktien oder sonstigen Geschäftsanteilen zu Investitionszwecken. Die Mitgliedschaft in Vertretungsgremien oder in Aufsichtsgremien anderer Gesellschaften ist dem Aufsichtsrat schriftlich anzuzeigen.	2.

Any other occupation, against payment or nonpaid, and / or any direct or indirect participation in other companies of any kind require the prior written consent of the supervisory board. This does not apply for the customary acquisition of stock or other shares for investment purposes. The supervisory board has to be informed in writing about memberships in other companies’ administrative or supervisory bodies.

§ 8 Diensterfindungen		§ 8 Service Inventions

1.	Für Erfindungen und qualifizierte technische Verbesserungsvorschläge gelten die Regelungen des Gesetzes über Arbeitnehmererfindungen in seiner jeweils gültigen Fassung entsprechend.	1.

With regard to inventions and qualified technical improvement proposals the provisions of the German Employee Inventions Act (Gesetz über Arbeitnehmererfindungen), as amended from time to time, shall apply mutatis mutandis.

2.	Die Parteien sind sich darüber einig, dass eine etwaige Vergütung für eine von der Gesellschaft in Anspruch genommene Diensterfindung mit der Zahlung des Grundgehalts gemäß obigem § 2 Abs. 1 vollständig abgegolten ist.	2.	The Parties agree that any possible remuneration for an invention called upon by the Company is fully compensated by the payment of the Base Salary pursuant to Section 2 para. 1 above.

§ 9 Geheimhaltung / Rückgabe von Unterlagen		§ 9 Confidentiality / Return of Documents

1.	TL ist verpflichtet, insbesondere auch während der Zeit nach Beendigung dieser Vereinbarung, alle vertraulichen Informationen über das Geschäft, die Vertragsbeziehungen, Abschlüsse, Geschäfte oder besonderen Angelegenheiten der Gesellschaft oder von verbundenen Unternehmen geheim zu halten und diese Informationen nicht für seinen eigenen oder den Nutzen anderer zu verwenden. „Vertraulich“ in diesem Sinne sind insbesondere die in vorstehendem § 8 bezeichneten Erfindungen, Urheberrechte sowie das Know-how.	1.

TL is obliged, in particular also after the termination of this Agreement, to keep confidential all confidential information regarding the business, the contractual relationships, agreements, business affairs or special matters of the Company or of affiliated companies and to use this information not for his own benefit or for the benefit of third parties. “Confidential” in this sense are in particular the inventions as mentioned in Section 8 above, copyrights as well as the know-how.

2.

Während des Dienstverhältnisses wird TL auf Verlangen der Gesellschaft, spätestens aber bei Beendigung des Dienstverhältnisses unaufgefordert, der Gesellschaft alle in seinem Besitz befindlichen oder seinem Zugriff unterliegenden Akten und sonstigen den Geschäftsbetrieb der Gesellschaft oder verbundener Unternehmen betreffende Unterlagen – insbesondere alle Pläne, Kunden, Preislisten, Druckmaterial, Urkunden, Zeichnungen, Notizen, Entwürfe – sowie Kopien davon zurückgeben, ohne Rücksicht darauf, ob er sie von der Gesellschaft selbst oder von verbundenen Unternehmen erhalten hat. Sinngemäß gilt das Gleiche für nicht körperliche Informationen und Materialien, etwa Computerprogramme oder auf Datenträgern gespeicherte Informationen.

		2.

TL shall return, during the term of his services on the Company’s request, at the latest, however, upon termination of his services without request by the Company being necessary, all files and further documents related to the Company’s business or the business of affiliated companies – in particular all plans, clients, price lists, print material, deeds, drawings, notes, drafts – as well as copies thereof which are in his possession or which he has access to, regardless of whether he has received them from the Company or an affiliated company. The same shall apply mutatis mutandis to all non-physical information and materials, e.g. computer software and information saved on storage mediums.

§ 10 Laufzeit		§ 10 Term

1.	Diese Vereinbarung wird mit Wirkung zum 30. September 2013 geschlossen und endet im Umwandlungszeitpunkt, spätestens jedoch am 30. September 2014. Sie tritt an die Stelle des (bisherigen) Dienstvertrags in der Fassung des Ersten Nachtrags und des Zweiten Nachtrags. Sämtliche bisherigen Vereinbarungen zwischen den Parteien im Hinblick auf die Tätigkeit von TL als Mitglied des Vorstands der Gesellschaft werden hiermit ausdrücklich aufgehoben.	1.

This Agreement is entered into as of 30 September 2013 and ends with the Transformation Registration Date, at the latest, however, on 30 September 2014. It replaces the (hitherto existing) Service Agreement, as amended by the First and Second Amendment. All hitherto existing agreements between the Parties with regard to the functions of TL as member of the management board of the Company are hereby expressly cancelled.

2.	Das Recht zur außerordentlichen Kündigung dieser Vereinbarung aus wichtigem Grund durch beide Seiten bleibt unberührt.	2.	The right of both Parties to terminate this Agreement for good cause remains unaffected.

3.	Die Gesellschaft ist berechtigt, TL während der Laufzeit dieser Vereinbarung jederzeit von seiner Tätigkeit für die Gesellschaft freizustellen. Dies gilt insbesondere im Fall eines Widerrufs der Bestellung von TL als Vorstandsmitglied.	3.

The Company is entitled to release TL from his services for the Company at any time during the term of this Agreement. This applies in particular in case of a revocation of the appointment of TL as member of the management board.

§ 11 Verschiedenes		§ 11 Miscellaneous

1.	Änderungen und / oder Ergänzungen dieser Vereinbarung, einschließlich dieses Schrifterfordernisses, bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für die Aufhebung dieser Klausel.	1.	Amendments and / or supplements to this Agreement, including this written form requirement, must be made in writing in order to be effective. This does also apply to the cancellation of this clause.

2.	Sollten einzelne Bestimmungen dieser Vereinbarung unwirksam sein oder werden, so berührt dies die Gültigkeit der übrigen Bestimmungen nicht. Anstelle der unwirksamen Bestimmung soll eine angemessene Regelung gelten, die dem am nächsten kommt, was die Parteien nach ihrer wirtschaftlichen Zwecksetzung gewollt haben. Das gleiche gilt im Falle einer vertraglichen Lücke.	2.

In case individual provisions of this Agreement are or become invalid, this shall not affect the validity of the remaining provisions. The invalid provision shall be replaced by an adequate provision which comes closest to the economic intentions of the Parties. The same shall apply in case of a gap in this Agreement.

3.	Diese Vereinbarung unterliegt dem Recht der Bundesrepublik Deutschland. Gerichtsstand für alle sich aus oder in Zusammenhang mit dieser Vereinbarung ergebenden Streitigkeiten ist, soweit gesetzlich zulässig, München.	3.

This Agreement is subject to the laws of the Federal Republic of Germany. Place of jurisdiction for all disputes arising out of or in connection with this Agreement is, as far as legally permissible, Munich.

4.	Die deutsche Fassung dieser Vereinbarung ist maßgeblich.	4.	The German version of this Agreement shall prevail and be decisive.

Odelzhausen.

/s/ Franz Scherer	/s/ Thomas Liedl

W.E.T. Automotive Systems Aktiengesellschaft,

vertreten durch den Aufsichtsrat /
represented by the supervisory board,

dieser vertreten durch den Aufsichtsratsvorsitzenden /
the latter represented by its chairman,
Dr. Franz Scherer

Thomas Liedl

Gentherm Europe und deren alleinige Gesellschafterin Gentherm, Inc. treten hiermit dieser Vereinbarung im Hinblick auf sämtliche sich jeweils für sie hieraus ergebenden Verpflichtungen als weitere Parteien bei.

Gentherm Europe and its sole shareholder Gentherm, Inc. hereby accede to this Agreement as further Parties, each of them with regard to all obligations resulting hereof for them each individually.

Northville / Michigan, USA	Northville / Michigan, USA,

/s/ Daniel R. Coker /s/ Barry G. Steele	/s/ Daniel R. Coker /s/ Barry G. Steele
Gentherm Europe GmbH, vertreten durch die Geschäftsführer / represented by its managing directors, Daniel R. Coker und / and Barry G. Steele	Gentherm, Inc. vertreten durch / duly represented by Daniel R. Coker und / and Barry G. Steele

* * *

Anlage 1 / Annex 1: Anstellungsvertrag / Service Agreement

Anstellungsvertrag	Service Agreement

zwischen	between

der [Gentherm GmbH], [•] - vertreten durch die Gesellschafterversammlung, diese vertreten durch [•] - (nachfolgend die „Gesellschaft“),	[Gentherm GmbH], [•], Germany - represented by the shareholders’ meeting, the latter represented by [•] - (hereinafter referred to as the “Company”),

und	and

Herrn Thomas Liedl, An der Schießstätte 13, 86316 Friedberg („TL“, gemeinsam mit der Gesellschaft die „Parteien“).	Mr. Thomas Liedl, An der Schießstätte 13, 86316 Friedberg, Germany (“TL”, together with the Company the “Parties”).

I. Präambel	I. Preamble

1.

Die Gesellschaft ist derzeit mit rund 99,49 % des Grundkapitals an der W.E.T. Automotive Systems Aktiengesellschaft mit Sitz in Odelzhausen, Landkreis Dachau, eingetragen im Handelsregister des Amtsgerichts München unter HRB 119793 (nachfolgend die „W.E.T. AG“), beteiligt. Die Hauptversammlung der W.E.T. AG vom 28. August 2013 hat beschlossen, dass die Aktien der übrigen Aktionäre (Minderheitsaktionäre) der W.E.T. AG gemäß dem Verfahren zum Ausschluss von Minderheitsaktionären nach §§ 327a ff. AktG gegen Gewährung einer von der Gesellschaft als Hauptaktionär zu zahlenden angemessenen Barabfindung in Höhe von EUR 90,05 je auf den Inhaber lautender Stückaktie der W.E.T. AG mit einem rechnerischen Anteil am Grundkapital von je EUR 3,00 auf die Gesellschaft als Hauptaktionär übertragen werden (nachfolgend der „Übertragungsbeschluss“).

1.

The Company currently holds approximately 99.49 % of the nominal share capital of W.E.T. Automotive Systems Aktiengesellschaft with its registered seat in Odelzhausen, district of Dachau, registered with the commercial register at the local court of Munich under HRB 119793 (hereinafter “W.E.T. AG”). The shareholders’ meeting of W.E.T. AG of 28 August 2013 has resolved that the shares of the remaining shareholders (minority shareholders) of W.E.T. AG are transferred to the Company as main shareholder pursuant to the procedure regarding the expulsion of minority shareholders according to Sections 327a et seq. of the German Stock Corporation Act (Aktiengesetz, “AktG”) against payment of an appropriate cash consideration by the Company as main shareholder in the amount of EUR 90.05 per bearer share of W.E.T. AG without par value, representing a proportionate amount of the nominal share capital of EUR 3.00 (hereinafter the “Transfer Resolution”).

2.	Der Vorstand der W.E.T. AG beabsichtigt, den Übertragungsbeschluss alsbald zur Eintragung in das für die W.E.T. AG zuständige Handelsregister des Amtsgerichts München anzumelden. Mit der Eintragung des Übertragungsbeschlusses gehen alle Aktien der Minderheitsaktionäre auf die Gesellschaft als Hauptaktionär über. [Beschreibung des im Hinblick auf die W.E.T. AG tatsächlich erfolgten Umwandlungsvorgangs] (der Zeitpunkt der Wirksamkeit [des Umwandlungsvorgangs] aufgrund Eintragung im zuständigen Handelsregister nachfolgend der „Umwandlungszeitpunkt“).	2.

The management board of W.E.T. AG intends to file an application for registration of the Transfer Resolution with the commercial register at the local court of Munich, which is competent for W.E.T. AG, in due course. Upon registration of the Transfer Resolution all shares held by the minority shareholders are transferred to the Company as main shareholder. [Description of the transformation action regarding W.E.T. AG] (the effective date of [the transformation action] due to registration with the competent commercial register the “Transformation Registration Date”).

3.

TL wurde durch Beschluss des Aufsichtsrats der W.E.T. AG vom 18. Oktober 2010 für die Zeit vom 1. Oktober 2011 bis zum 30. September 2014 zum Mitglied des Vorstands der W.E.T. AG bestellt. TL soll bis zum Verschmelzungszeitpunkt weiterhin Mitglied des Vorstands der W.E.T. AG bleiben. Mit Vereinbarung vom heutigen Tag haben die W.E.T. AG, vertreten durch den Aufsichtsrat, dieser wiederum vertreten durch seinen Vorsitzenden, Herrn Dr. Franz Scherer, und TL den Dienstvertrag von TL als Mitglied des Vorstands der W.E.T. AG in seiner derzeit gültigen Fassung weiter ergänzt und in eine konsolidierte Fassung zusammengeführt (nachfolgend der „Vorstandsdienstvertrag“).

		3.

By resolution of the supervisory board of W.E.T. AG dated 18 October 2010, TL was appointed member of the management board of W.E.T. AG for the time from 1 October 2011 until 30 September 2014. TL shall remain a member of the management board of W.E.T. AG until the Transformation Registration Date. By agreement as of today, W.E.T. AG, represented by the supervisory board, the latter represented by its chairman, Dr. Franz Scherer, and TL have further amended the service agreement of TL in his capacity as member of the management board of W.E.T. AG in its current version and merged into one consolidated version (hereinafter the “Management Board Service Agreement”).

4.	Ab dem Umwandlungszeitpunkt soll für TL anstelle des Vorstandsdienstvertrags dieser Anstellungsvertrag für die Tätigkeit von TL als Geschäftsführer der – auf welche Weise auch immer – im Wege der Umwandlung entstehenden GmbH gelten (nachfolgend der „Anstellungsvertrag“). Die Parteien verpflichten sich, vorbehaltlich der erforderlichen Zustimmung der jeweiligen Gremien und soweit noch nicht erfolgt, TL zum Geschäftsführer der GmbH zu ernennen.	4.

Starting from the Transformation Registration Date, this service agreement, instead of the Management Board Service Agreement, shall govern the functions of TL as managing director of the Limited Liability Company which comes into existence – in whichever manner – by way of the Transformation (hereinafter the “Service Agreement”). The Parties undertake, subject to the necessary approval by the respective competent corporate bodies and as far as not yet effected, to appoint TL as managing director of the Limited Liability Company.

Dies vorausgeschickt, vereinbaren die Parteien hiermit was folgt:		NOW, THEREFORE, the Parties hereby agree as follows:

II.		II.

§ 1 Aufgaben und Pflichten		§ 1 Duties and Obligations

1.	TL soll durch einen Beschluss der Gesellschafterversammlung mit Wirkung ab dem Verschmelzungszeitpunkt zum Geschäftsführer der Gesellschaft bestellt werden. In seiner Eigenschaft als Geschäftsführer der Gesellschaft übt TL in der Gentherm-Gruppe die Funktion des „President Gentherm Technologies“ aus.	1.

TL shall be appointed managing director of the Company by way of a resolution of the shareholders’ meeting, taking effect with the Transformation Registration Date. In his capacity as managing director of the Company TL shall exercise within the Gentherm group the function as “President Gentherm Technologies”.

2.	TL führt die Geschäfte nach Maßgabe der Gesetze, des Gesellschaftsvertrags der Gesellschaft, dieses Anstellungsvertrags und der Geschäftsordnung für die Geschäftsführung der Gesellschaft. TL obliegen insbesondere die Aufgaben, die gemäß dem Geschäftsverteilungsplan der Gesellschaft zum Geschäftsbereich von TL in seiner Funktion als „President Gentherm Technologies“ gehören.	2.

TL conducts the business in accordance with the laws, the articles of association of the Company, this Service Agreement and the rules of procedure for the management of the Company. TL exercises in particular the duties which are part of his scope of business in his capacity as “President Gentherm Technologies” according to the organisational chart of the Company.

3.	TL wird seine Arbeitskraft ausschließlich der Gesellschaft widmen. Jede anderweitige Tätigkeit im beruflichen Bereich, insbesondere auch die Übernahme von Aufsichtsrats- oder ähnlichen Mandaten, bedarf der vorherigen Zustimmung der Gesellschafterversammlung. Auf Wunsch der Gesellschafterversammlung übernimmt TL Aufsichtsratsmandate und ähnliche Ämter in Gesellschaften, an denen die Gesellschaft beteiligt ist, sowie eine Tätigkeit in Verbänden, denen die Gesellschaft angehört.	3.

TL shall dedicate his entire working capacity exclusively to the benefit of the Company. The assumption of any other professional function, in particular the assumption of supervisory or similar offices, requires the prior consent of the shareholders‘ meeting. Upon request of the shareholders‘ meeting TL will assume supervisory and similar offices in companies in which the Company holds a participation, as well as functions in associations in which the Company is a member.

4.	TL darf im Geschäftszweig der Gesellschaft weder für eigene noch für fremde Rechnung Geschäfte machen. Er wird sich während der Dauer des Anstellungsvertrags nicht an einem Unternehmen beteiligen, das mit der Gesellschaft oder einem mit ihr verbundenen Unternehmen in Wettbewerb steht oder in wesentlichem Umfang Geschäftsbeziehungen mit ihr unterhält. Eine Beteiligung zum Zwecke der privaten Vermögensanlage von bis zu 5 % des Grund- oder Stammkapitals ist zulässig; ungeachtet dessen ist eine Beteiligung von TL an der Gentherm, Inc. in jedem Fall unbeschränkt zulässig.	4.

TL is not allowed to conduct business for his own or a third party’s account in the business area of the Company. During the term of the Service Agreement, TL will not acquire a participation in a company which is in competition with the Company or one of the Company’s affiliated companies or which has a material business relationship with the Company. A participation for private investment purposes of up to 5 % of the nominal share capital (Grund- oder Stammkapital) is permissible; notwithstanding the aforementioned, a participation of TL in Gentherm, Inc. is in any case permissible without restrictions.

5.	Bei Diensterfindungen im Sinne des Gesetzes über Arbeitnehmererfindungen, die TL während der Dauer des Anstellungsvertrags macht, gelten die Vorschriften dieses Gesetzes entsprechend. Die Verwertung von technischen oder organisatorischen Verbesserungsvorschlägen von TL steht ohne besondere Vergütung ausschließlich der Gesellschaft zu.	5.

In case TL should make, during the term of the Service Agreement, service inventions within the meaning of the German Employee Inventions Act (Gesetz über Arbeitnehmererfindungen), the provisions of this act shall apply mutatis mutandis. The realisation of technical or organisational suggestions of improvement made by TL may exclusively be made by the Company without any additional remuneration.

§ 2 Vertragsdauer		§ 2 Term

1.	Der Anstellungsvertrag beginnt mit dem Verschmelzungszeitpunkt und ist erstmalig zum 30. September 2014 mit einer Frist von mindestens sechs Monaten kündbar. Danach verlängert er sich auf unbestimmte Zeit und kann beiderseits mit einer Frist von sechs Monaten zum Ende eines Kalendermonats gekündigt wird. Das Recht für beide Parteien zur Kündigung aus wichtigem Grund bleibt unberührt.	1.

The Service Agreement takes effect with the Transformation Registration Date and may for the first time be terminated with effect as of 30 September 2014 by giving six months’ notice. Thereafter, it extends for an indefinite period of time and can be mutually terminated by giving six months’ notice to the end of a calendar month. The right for both Parties to terminate this Agreement for good cause remains unaffected.

2.	Die Kündigung bedarf der Schriftform. Die Kündigung durch TL ist an die Gesellschafterversammlung zu richten.	2.	The notice of termination must be made in writing. If termination is made by TL, the notice of termination must be declared towards the shareholders’ meeting.

3.	Die Bestellung von TL zum Geschäftsführer kann durch Beschluss der Gesellschafterversammlung jederzeit widerrufen werden, unbeschadet seiner Entschädigungsansprüche aus diesem Anstellungsvertrag. Der Widerruf gilt als Kündigung des Anstellungsvertrags zum nächstzulässigen Zeitpunkt.	3.

The appointment of TL as managing director may be withdrawn at any time by way of a shareholders’ resolution, notwithstanding the claims of TL for compensation according to this Service Agreement. The withdrawal shall be construed as a notice of termination with effect as at the next possible date.

4.	Nach einer Kündigung des Anstellungsvertrags ist die Gesellschaft berechtigt, TL von seiner Verpflichtung zur Arbeitsleistung freizustellen.	4.	Upon a notice of termination of the Service Agreement the Company is entitled to relieve TL from his service obligation.

§ 3 Bezüge		§ 3 Remuneration

1.

TL erhält als Vergütung für seine Tätigkeit ein Jahresgehalt in Höhe von brutto EUR 310.000,00 („Grundgehalt“), das in zwölf gleichen Raten am Ende eines jeden Monats gezahlt wird. Soweit die Tätigkeit von TL in einem Vertragsjahr unterjährig beginnt oder endet, ist das Grundgehalt zeitanteilig geschuldet. Das Grundgehalt wird jährlich durch den Chief Executive Officer der Gentherm, Inc. unter Berücksichtigung der wirtschaftlichen Lage der Gesellschaft, der individuellen Leistungen von TL und der allgemeinen Geldentwertung auf seine Angemessenheit überprüft und nach billigem Ermessen durch das Board of Directors der Gentherm, Inc. angepasst.

		1.

TL is entitled to an annual gross salary in the amount of EUR 310,000.00 (“Base Salary”), payable in twelve monthly arrears at the end of each calendar month. To the extent the functions of TL start or end during a contract year, the Base Salary is owed pro rata temporis. The Base Salary will be reviewed annually with regard to its appropriateness by the Chief Executive Officer of Gentherm, Inc under consideration of the economic situation of the Company, the individual performance of TL and the general inflation, and will be adjusted by the Board of Directors of Gentherm, Inc. in its equitable discretion.

2.	Zusätzlich zu seinem Grundgehalt gemäß vorstehendem Absatz 1 nimmt TL am „Gentherm Bonus Plan“ teil und erhält auf dieser Grundlage eine Tantieme nach Maßgabe der folgenden Bestimmungen.	2.

In addition to his Base Salary according to the preceding paragraph 1, TL participates in the “Gentherm Bonus Plan” and is thus entitled to the payment of a bonus in accordance with the following provisions.

	a.

Als Teilnehmer des Gentherm Bonus Plans erhält TL jährlich einen erfolgsabhängigen Bonus (nachfolgend der „Gentherm-Bonus“). Die Zielgröße für den Gentherm-Bonus ist jeweils 50 % des Grundgehalts von TL gemäß § 3 Abs. 1 des Anstellungsvertrages (nachfolgend das „Bonus-Ziel“).

			a.

In his capacity as participant of the Gentherm Bonus Plan TL is entitled to an annual performance-based bonus (hereinafter the “Gentherm Bonus”). The target amount for the Gentherm Bonus is in each case 50 % of the Base Salary of TL pursuant to Section 3 para. 1 of the Service Agreement (hereinafter the “Bonus Target”).

b.

Im Hinblick auf die Bestimmung des Gentherm-Bonusses legen der Chief Executive Officer der Gentherm, Inc. und TL zweimal jährlich jeweils im Einvernehmen bestimmte Ziele für das kommende Halbjahr des jeweiligen Geschäftsjahres fest (Januar bis Juni und Juli bis Dezember) die Ziele werden sodann durch das „Gentherm Compensation Committee“ gebilligt (nachfolgend die „Gentherm-Bonus-Ziele“).

b.

With regard to the determination of the Gentherm Bonus the Chief Executive Officer of Gentherm, Inc. and TL shall establish mutually, twice a year, certain objectives for the upcoming half-year of the respective business year (January until June and July until December) the objectives are approved by the “Gentherm Compensation Committee” (hereinafter the “Gentherm Bonus Objectives”).

c.

Die Höhe des Gentherm-Bonusses wird zweimal jährlich vom Gentherm Compensation Committee im Namen des Gentherm Board of Directors jeweils für das vorangegangene Halbjahr des Geschäftsjahres nach eigenem Ermessen unter Berücksichtigung des Ergebnisses und der wirtschaftlichen Lage der Gesellschaft sowie der individuellen Leistungen von TL festgesetzt, letztere insbesondere in Abhängigkeit vom Grad der Erreichung der Gentherm-Bonus-Ziele.

c.

The amount of the Gentherm Bonus is established twice a year by the Gentherm Compensation Committee at its sole discretion on behalf of the Gentherm Board of Directors for the respective preceding half-year of the business year under consideration of the results and the economic situation of the Company as well as the individual performance of TL, the latter in particular depending from the degree of achievement of the Gentherm Bonus Objectives.

d.

Die Auszahlung des Gentherm-Bonusses, jeweils für das vorangegangene Halbjahr des Geschäftsjahres, erfolgt spätestens innerhalb von 30 Tagen, nachdem das Gentherm Board of Directors die jeweiligen Halbjahresergebnisse gebilligt hat, also regelmäßig im August für das erste Halbjahr des Geschäftsjahres (Januar bis Juni) und im Februar für das zweite Halbjahr des (vorangegangenen) Geschäftsjahres (Juli bis Dezember). Ungeachtet der Billigung der Halbjahresergebnisse durch das Gentherm Board of Directors erfolgt die Bestimmung der Höhe des Gentherm-Bonusses durch das Gentherm Compensation Committee gemäß vorstehender lit. c.; die Zielgröße für den Gentherm-Bonus ist 50 % des Grundgehalts von TL gemäß § 2 Abs. 1 dieser Vereinbarung, der Gentherm-Bonus kann aber auch darüber oder darunter liegen. Das Gentherm Compensation Committee soll den Gentherm Bonus Plan zu jeder Zeit nach seinem eigenen Ermessen abändern oder beenden können.

d.

Payout of the Gentherm Bonus, in each case for the preceding half-year of the respective business year, is made at the latest within 30 days after the Gentherm Board of Directors has approved the respective half-year results, i.e. regularly in August for the first half-year of the business year (January until June) and in February for the second half-year of the (preceding) business year (July until December). Notwithstanding the approval of the half-year results of the business year by the Gentherm Board of Directors, the determination of the amount of the Gentherm Bonus is made by the Gentherm Compensation Committee in accordance with the preceding lit. c.; the target amount for the Gentherm Bonus is 50 % of the Base Salary of TL pursuant to Section 2 para. 1 of this Agreement, but may also be below or above. The Gentherm Compensation Committee shall have discretion to modify or terminate the Gentherm Bonus Plan at any time in its sole discretion.

3.

Die Gesellschaft stellt TL für die Dauer seiner Bestellung zum Geschäftsführer einen Personenkraftwagen zur dienstlichen und privaten Nutzung zur Verfügung. Der Anschaffungswert ist auf EUR 80.000,00 (exklusive Mehrwertsteuer) begrenzt. Das Kraftfahrzeug muss einer Produktkategorie angehören, die mit Produkten der Gentherm-Gruppe ausgestattet ist. Die Gesellschaft trägt die Kosten für die Haltung (Steuern und Versicherungen), den Betrieb (Benzin und sonstige Treibstoffkosten) sowie die Wartung des Fahrzeugs. TL wird zunächst den ihm zum Verschmelzungszeitpunkt auf Grundlage des Vorstandsdienstvertrages zur Verfügung stehenden Dienstwagen bis zum Ende des hierfür geltenden Leasingzeitraumes nutzen. Die private Nutzung ist von TL gemäß den jeweils gültigen deutschen steuerlichen Vorschriften als geldwerter Vorteil zu versteuern. Die Marke und das Modell des Dienstwagens müssen zuvor vom „Gentherm Fleet Manager“ genehmigt werden.

		3.

The Company shall make available to TL for the term of his appointment as managing director a company car which may also be used for private purposes. The acquisition value is limited to EUR 80,000.00 (excluding VAT). The company car must stem from a product category which is equipped with products of the Gentherm group. The Company shall bear the costs for maintenance (taxes and insurances), use (gas and other fuel costs) as well as for service and care of the car. TL will continue to use the company car which is at his disposal at the time of the Transformation Registration Date according to the Management Board Service Agreement until the leasing period for this company car expires. The private use is taxable by TL as financial benefit (geldwerter Vorteil) according to applicable German tax law, as amended from time to time. The make and the model of the company car must be approved beforehand by the “Gentherm Fleet Manager”.

4.

TL ist im Hinblick auf langfristige Anreizvergütungen, die von der Gentherm, Inc. in unregelmäßigen Abständen gewährt werden (Long Term Incentive, nachfolgend „LTI“), bezugsberechtigt. LTI können etwa in Form von Aktienoptionen, Belegschaftsaktien mit Sperrfrist und / oder Aktienwertsteigerungsrechten (Aktienoptionen mit Barausgleichspflicht) gewährt werden. LTI können von der Gentherm, Inc. auf der Grundlage einer Entscheidung des Board of Directors unter Berücksichtigung des Ergebnisses und der wirtschaftlichen Lage der Gesellschaft gewährt werden. Über die Art, den Umfang und die Höhe der Beteiligung von TL an LTI entscheidet das Board of Directors nach eigenem Ermessen.

		4.

TL is eligible with regard to long-term incentive remuneration which is granted by Gentherm, Inc. from time to time (Long Term Incentive, hereinafter “LTI“). LTI can be granted, e.g., in the form of stock options, restricted stock units and / or stock appreciation rights (cash paid options). LTI can be granted by Gentherm, Inc. based on a decision of the Board of Directors under consideration of the results and the economic situation of the Company. The Board of Directors will decide in its own discretion about the form, the extent and the amount in which TL participates in LTI.

5.	Mehr-, Sonntags- und Feiertagsarbeit ist mit den Bezügen von TL gemäß diesem § 3 abgegolten.	5.	Overtime as well as work on Sundays and public holidays is compensated with the remuneration granted to TL according to this Section 3.

6.	Die Gesellschaft erstattet TL belegte Reisekosten und Bewirtungsauslagen entsprechend den jeweils gültigen Festlegungen der Gesellschaft und den jeweils gültigen deutschen steuerrechtlichen Richtlinien.	6.

The Company reimburses to TL travel and hospitality expenses upon presentation of receipts in accordance with the rules of the Company and the applicable German taxation guidelines, as amended from time to time.

§ 4 Bezüge bei Krankheit / Versicherung		§ 4 Remuneration upon Sickness / Insurance

1.	Wird TL an der Ausübung seiner Tätigkeit durch Krankheit oder andere durch ihn nicht verschuldete Gründe gehindert, so erhält er für die Dauer von sechs Monaten, längstens jedoch bis zur Beendigung dieses Anstellungsvertrages, sein zeitanteiliges Grundgehalt gemäß § 3 Abs. 1 weiter (nachfolgend die „Gehaltsfortzahlung“). Etwaige Zahlungen, die TL in einem solchen Fall von einer Versicherung erhält, etwa Krankentage- oder Pflegegeld, werden auf die Gehaltsfortzahlung angerechnet.	1.

In case TL cannot fulfil his duties due to sickness or other reasons for which he is not responsible, he is entitled to a pro rata temporis payment of his Base Salary pursuant to Section 3 para. 1 for a period of six months, at the longest, however, until the termination of this Service Agreement (hereinafter the “Continued Payment”). Any payments which TL receives in such case from the side of an insurance, e.g. sickness daily or care allowances, are to be set off against the Continued Payment.

2.	Die Gesellschaft wird TL für die Dauer des Anstellungsvertrags gegen Unfall versichern, und zwar mit EUR 2.000.000,00 für den Invaliditätsfall und EUR 1.000.000,00 für den Todesfall. Der Versicherungsschutz im Rahmen dieser Versicherung umfasst alle beruflichen und außerberuflichen Unfälle. Die Versicherungsprämien trägt die Gesellschaft.	2.

The Company will insure TL for the term of the Service Agreement against accident; the insurance sum is EUR 2,000,000.00 in case of invalidity and EUR 1,000,000.00 in case of death. The insurance protection within this insurance covers all business and non-business related accidents. The insurance premiums are borne by the Company.

§ 5 Urlaub		§ 5 Vacation

TL hat Anspruch auf einen angemessenen Jahresurlaub (d.h. nicht mehr als 30 Arbeitstage pro Kalenderjahr), dessen Zeitpunkt und Dauer er selbst festlegt. Seinen Urlaub hat TL so zu disponieren, dass die Interessen der Gesellschaft gewahrt bleiben, und im Übrigen vorab mit dem Chief Executive Officer der Gentherm, Inc. und den übrigen Geschäftsführern der Gesellschaft abzustimmen.

TL is entitled to an appropriate annual vacation (i.e. not to exceed 30 working days per calendar year), the point of time and the duration of which are determined by himself. TL shall determine his vacation in such way that the interests of the Company are respected and is subject to prior coordination with the Chief Executive Officer of Gentherm, Inc. and the other managing directors of the Company.

§ 6 D&O-Versicherung		§ 6 D&O Insurance

Die für TL in seiner Eigenschaft als Mitglied des Vorstands der W.E.T. AG bestehende D&O-Versicherung wird nach dem Verschmelzungszeitpunkt zugunsten von TL als Geschäftsführer der Gesellschaft auf Kosten der Gesellschaft ohne Selbstbehalt fortgeführt. Die Gesellschaft wird die D&O-Versicherung für mindestens zehn Jahre nach dem Verschmelzungszeitpunkt und für mindestens fünf Jahre nach dem Ausscheiden von TL als Geschäftsführer der Gesellschaft – je nachdem, welcher Zeitpunkt später eintritt – ohne Verschlechterung aufrechterhalten und TL für den genannten Zeitraum eine persönliche Nachmeldefrist einräumen. Die Gesellschaft ist verpflichtet, TL unverzüglich über drohende Schadensersatzansprüche der Gesellschaft oder von Dritten wegen Pflichtverletzungen während seiner Zeit als Mitglied des Vorstands der W.E.T. AG oder als Geschäftsführer der Gesellschaft zu unterrichten.

The D&O insurance which is existing for TL in his capacity as member of the management board of W.E.T. AG will continue and remain without personal deductible at the expenses of the Company after the Transformation Registration Date in favour of TL in his capacity as managing director of the Company. The Company will sustain the D&O insurance to the same extent and without restrictions for at least ten years after the Transformation Registration Date and for at least five years after termination of the services of TL as managing director of the Company, whichever occurs last; in addition, the Company will grant to TL a personal reporting period for the aforementioned time. The Company is obliged to inform TL immediately about impending damage claims of the Company or of third parties based on violations of duties during his term of office as member of the management board of W.E.T. AG or as managing director of the Company.

§ 7 Sonstige Leistungen, Beitrag zur Altersvorsorge		§ 7 Additional Services, Contribution to Retirement Provisions

1.	Die Gesellschaft erstattet TL jeweils 50 % der gesetzlichen Höchstbeiträge zur gesetzlichen Rentenversicherung, Krankenversicherung, Pflegeversicherung und Arbeitslosenversicherung. Bei Inanspruchnahme einer privaten Krankenversicherung und privater Pflegeversicherung erstattet die Gesellschaft die monatlichen Beiträge.	1.

The Company reimburses to TL 50 % of the maximum contributions as determined by law to each of the statutory pension, health, long-term care and unemployment insurance. If TL engages in a private health and long-term care insurance, the Company reimburses to TL the monthly contributions.

2.

Für den Fall, dass die Verschmelzung dazu führt, dass TL der Versicherungspflicht in der gesetzlichen Rentenversicherung unterliegt, und demgegenüber die Versicherungspflicht nicht bestünde, wenn die W.E.T. AG in der Rechtsform der AG fortgeführt würde, erhöht sich das Grundgehalt (§ 3 Abs. 1) – ungeachtet der Regelungen in vorstehendem Absatz 1 – um die entsprechenden Versicherungsbeiträge, sodass die Versicherungspflicht für TL im Ergebnis (unter Berücksichtigung sämtlicher gezahlter oder zu zahlender Steuern) nicht mit finanziellen Belastungen verbunden ist und somit im Hinblick auf die Vergütung von TL neutral ist.

		2.

In case the Transformation has the effect that TL is subject to the statutory pension insurance obligation, and otherwise such obligation would not be at hand if W.E.T. AG would persist in the legal form of a German Stock Corporation (Aktiengesellschaft, AG), the Base Salary (Section 3 para. 1) – notwithstanding the provisions in the preceding paragraph 1 – is increased by the respective insurance contributions with the consequence that, as a result, the insurance obligation (taking into consideration all taxes paid or payable) does not cause financial burdens to TL and is thus neutral with regard to the remuneration of TL.

§ 8 Verschwiegenheitspflicht, Rückgabe von Unterlagen		§ 8 Confidentiality, Return of Documents

1.	TL ist verpflichtet, insbesondere auch während der Zeit nach Beendigung des Anstellungsvertrages, alle vertraulichen Informationen über das Geschäft, die Vertragsbeziehungen, Abschlüsse, Geschäfte oder besonderen Angelegenheiten der Gesellschaft oder von mit ihr verbundenen Unternehmen geheim zu halten und diese Informationen nicht für seinen eigenen oder den Nutzen anderer zu verwenden.	1.

TL is obliged, in particular also after the termination of the Service Agreement, to keep confidential all confidential information regarding the business, the contractual relationships, agreements, business affairs or special matters of the Company or of affiliated companies and to use this information not for his own benefit or for the benefit of third parties.

2.

Während des Dienstverhältnisses wird TL auf Verlangen der Gesellschaft, spätestens aber bei Beendigung des Dienstverhältnisses unaufgefordert, der Gesellschaft alle in seinem Besitz befindlichen oder seinem Zugriff unterliegenden Akten und sonstigen den Geschäftsbetrieb der Gesellschaft oder verbundener Unternehmen betreffende Unterlagen – insbesondere alle Pläne, Kunden, Preislisten, Druckmaterial, Urkunden, Zeichnungen, Notizen, Entwürfe – sowie Kopien davon zurückgeben, ohne Rücksicht darauf, ob er sie von der Gesellschaft selbst oder von verbundenen Unternehmen erhalten hat. Sinngemäß gilt das Gleiche für nicht körperliche Informationen und Materialien, etwa Computerprogramme oder auf Datenträgern gespeicherte Informationen. Ein Zurückbehaltungsrecht von TL ist ausgeschlossen.

		2.

TL shall return, during the term of his services on the Company’s request, at the latest, however, upon termination of his services without request by the Company being necessary, all files and further documents related to the Company’s business or the business of affiliated companies – in particular all plans, clients, price lists, print material, deeds, drawings, notes, drafts – as well as copies thereof which are in his possession or which he has access to, regardless of whether he has received them from the Company or an affiliated company. The same shall apply mutatis mutandis to all non-physical information and materials, e.g. computer software and information saved on storage mediums. A right of retention of TL is excluded.

§ 9 Schlussbestimmungen		§ 9 Final Provisions

1.	Sollten einzelne Bestimmungen des Anstellungsvertrages unwirksam sein oder werden, so berührt dies die Gültigkeit der übrigen Bestimmungen nicht. Anstelle der unwirksamen Bestimmung soll eine angemessene Regelung gelten, die dem am nächsten kommt, was die Parteien nach ihrer wirtschaftlichen Zwecksetzung gewollt haben. Das gleiche gilt im Falle einer vertraglichen Lücke.	1.

In case individual provisions of the Service Agreement are or become invalid, this shall not affect the validity of the remaining provisions. The invalid provision shall be replaced by an adequate provision which comes closest to the economic intentions of the Parties. The same shall apply in case of a gap in the Service Agreement.

2.	Änderungen und Ergänzungen des Anstellungsvertrages, einschließlich dieses Schrifterfordernisses, bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für die Aufhebung dieser Klausel.	2.	Amendments and supplements to the Service Agreement, including this written form requirement, must be made in writing in order to be effective. This does also apply to the cancellation of this clause.

3.	Der Anstellungsvertrag ersetzt ab seinem Beginn (§ 2 Abs. 1 Satz 1) sämtliche vorhergehenden dienstvertraglichen Beziehungen und Regelungen zwischen den Parteien.	3.	Starting from its beginning (Section 2 para. 1 sentence 1) the Service Agreement replaces all prior service relationships and agreements between the Parties.

4.	Dieser Anstellungsvertrag unterliegt dem Recht der Bundesrepublik Deutschland. Gerichtsstand für alle sich aus oder in Zusammenhang mit diesem Anstellungsvertrag ergebenden Streitigkeiten ist, soweit gesetzlich zulässig, München.	4.

This Service Agreement is subject to the laws of the Federal Republic of Germany. The Place of jurisdiction for all disputes arising out of or in connection with this Service Agreement is, as far as legally permissible, Munich.

5.	Die deutsche Fassung dieses Anstellungsvertrages ist maßgeblich.	5.	The German version of this Service Agreement shall prevail and be decisive.

Odelzhausen, den / this [•]

[Gentherm GmbH], vertreten durch die Gesellschafterversammlung / represented by the shareholders‘ meeting, diese vertreten durch [•] / the latter represented by [•]	Thomas Liedl

Die Alleingesellschafterin der Gentherm Europe, die Gentherm, Inc., tritt hiermit diesem Anstellungsvertrag im Hinblick auf sämtliche sich für sie hieraus ergebenden Verpflichtungen als weitere Partei bei.

The sole shareholder of Gentherm Europe, Gentherm, Inc., hereby accedes to this Service Agreement as further Party with regard to all obligations resulting for it hereof.

Northville / Michigan, USA, den / this [•]	Northville / Michigan, USA, den / this [•]

Gentherm, Inc. vertreten durch / duly represented by Daniel R. Coker und / and Barry G. Steele	Gentherm Europe GmbH

* * *

Anlage 2.2		Annex 2.2

Zusätzlich zum Grundgehalt erhält das Vorstandsmitglied eine jährliche erfolgsabhängige Tantieme (nachfolgend auch der „Bonus“), die an die Entwicklung des Unternehmenswertes (EVA, Stern Stewart) der W.E.T.-Gruppe nach Maßgabe der folgenden Regelungen gekoppelt ist:

In addition to the Base Salary, the member of the management board is entitled to an annual performance-based Management Bonus (hereinafter also referred to as the “Bonus”) which is linked to the development of the enterprise value (EVA, Stern Stewart) of the W.E.T. Group in according to the following provisions:

1.	Basis für den Bonus ist das Erreichen von bestimmten EVA-Werten, die sich auf die gesamte W.E.T.-Gruppe beziehen (die „EVA-Zielwerte“). Die EVA-Zielwerte werden für einen Zeitraum von jeweils 3 (drei) Jahren einvernehmlich zwischen dem Vorstand und dem Aufsichtsrat festgelegt, erstmals beginnend mit dem Geschäftsjahr 2011 für die Jahre 2011 bis 2013.	1.

The Bonus is based on the achievement of certain EVA values with regard to the entire W.E.T. Group (the “EVA Target Values”). The EVA Target Values are consensually determined by the management board and the supervisory board for a period of 3 (three) years, for the first time beginning with the business year 2011 for the years 2011 to 2013.

2.	Die EVA-Zielwerte basieren hierbei auf einem mit dem Vorstand abgestimmten Berechnungsmodell von Stern Stewart und basieren auf den vorläufigen Abschlusszahlen für das Geschäftsjahr 2010 und den Budgetzahlen für die Jahre 2011 bis 2013. Ob die EVA-Zielwerte erreicht werden, richtet sich nach der als Anlage beigefügten Berechnung.	2.

The EVA Target Values are based on a calculation model according to Stern Stewart, as agreed upon with the management board, and are based on the preliminary year-end figures for the business year 2010 and the budget figures for the years 2011 to 2013. Whether or not the EVA Target Values are achieved, depends on the calculation attached hereto as annex.

3.	Bei Erreichen der EVA-Zielwerte ergibt sich ein Bonus in Höhe von 100%, der 50 % des Grundgehaltes des Vorstandsmitglieds nach § 2 Abs. 1 des Dienstvertrages entspricht (der „Basis-Bonus“). Der Zielerreichungsgrad kann für die Zwecke der Berechnung des Bonusses niedrigstenfalls -100 % und maximal +300% (der „Maximal-Bonus“) betragen. Bei Über- oder Unterschreitungen innerhalb dieser Bandbreite ist der Zielerreichungsgrad linear zu ermitteln.	3.

Upon achievement of the EVA Target Values, a Bonus of 100 % arises which equals 50 % of the Base Salary of the member of the management board pursuant to Section 2 para. 1 of the service agreement (the “Base Bonus”). The degree of target achievement may be, for calculation purposes, as a minimum -100 % and as a maximum +300% (the “Maximum Bonus”). In case of exceedance or shortfall within this range, the degree of target achievement is to be determined straight proportionally.

4.

Nach Ablauf des Geschäftsjahres wird auf Grundlage des konsolidierten IFRS Konzernabschlusses der W.E.T.-Gruppe der Zielerreichungsgrad für die EVA-Zielwerte durch den Aufsichtsrat festgestellt und der sich danach zu errechnende Bonus ermittelt. Bei Änderungen des Konsolidierungskreises während des laufenden Geschäftsjahres sind die jeweiligen festgelegten EVA-Zielwerte – soweit erforderlich – anzupassen. Die Anpassung erfolgt pro rata temporis einvernehmlich zwischen dem Aufsichtsrat und allen Vorstandsmitgliedern unter Bezugnahme und Berücksichtigung der maßgeblichen Vorjahreszahlen der neu zu konsolidierenden bzw. zu dekonsolidierenden Gesellschaft(en) durch entsprechende Erhöhung bzw. Reduzierung der betroffenen EVA-Zielwerte.

			4.

After the end of the business year the degree of target achievement for the EVA Target Values is determined by the supervisory board based on the IFRS consolidated financial statements of the W.E.T. Group, and the Bonus resulting thereafter is to be determined. In case of changes of the consolidated companies during the business year, the respectively determined EVA Target Values are to be adjusted, if necessary. The adjustment shall be made pro rata temporis consensually between the supervisory board and all members of the management board with reference to and taking into consideration of the relevant prior-year figures of the company/-ies to be additionally consolidated or to be unconsolidated by increase or decrease of the concerned EVA Target Values, respectively.

5.	Der Bonus berechnet sich als Multiplikation von Basis-Bonus mal Zielerreichungsgrad. Insofern kann der Bonus auch negativ sein. Er kann aber nicht höher als das Dreifache des Basis-Bonus sein.		5.	The Bonus is calculated by multiplying the Base Bonus with the degree of target achievement. Therefore, the Bonus can also be negative. But it may not exceed the amount of three times the Base Bonus.

6.	Das Entstehen und die Auszahlung des Bonus unterliegt Restriktionen („Bonus-Bank“), um die Nachhaltigkeit der Anreizwirkung durch die erfolgsabhängige Tantieme zu gewährleisten:		6.	The arising and the payout of the Bonus is subject to certain restrictions (“Bonus Bank”), in order to guarantee the sustainability of the incentive by the performance-based Management Bonus:

	a.

Sofern der Zielerreichungsgrad 0 % bis einschließlich +100 % beträgt, ist der hierauf zu zahlende Bonus vollständig in dem Monat, in dem der Jahresabschluss festgestellt wird, abzurechnen. Der Bonus ist dann auch fällig und auf das der Gesellschaft bekannte Konto des Vorstandsmitglieds nach Abzug von Steuern und sonstigen Abgaben (die „Abgaben“) auszuzahlen.

				a.

If the degree of target achievement is 0 % up to +100%, the Bonus to be paid thereon is to be fully determined in the month in which the annual financial statements are approved. The Bonus is then also due and to be transferred to the bank account of the member of the management board which is known to the Company after deduction of taxes and additional levies (the “Levies”).

	b.	Sofern der Zielerreichungsgrad mehr als +100 % beträgt, ist der Bonus		b.	If the degree of target achievement is higher than +100%, the Bonus is

i.

in Höhe des nach Ziffer 6 lit. a errechneten Betrages in dem Monat, in dem der Jahresabschluss festgestellt wird, abzurechnen. Dieser Teil des Bonusses ist dann auch fällig und auf das der Gesellschaft bekannte Konto des Vorstandsmitglieds nach Abzug von Abgaben auszuzahlen;

i.

to be determined in the amount to be calculated pursuant to Section 6 lit. a in the month in which the annual financial statements are approved. This part of the Bonus is then also due and to be transferred to the bank account of the member of the management board which is known to the Company after deduction of Levies;

ii.

in Höhe des Restbetrages („Überschießender Bonus“) in die bei der Gesellschaft rechnerisch geführte Bonus-Bank des Vorstandsmitglieds einzustellen; die Einstellung in die Bonus-Bank erfolgt 12 Monate nach Feststellung des Überschießenden Bonusses.

ii.

to the amount remaining (“Excessive Bonus”) to be credited to the Bonus Bank of the member of the management board which is run by the Company in virtual form; the Excessive Bonus is to be credited to the Bonus Bank 12 months after its determination.

c.

Sofern der Zielerreichungsgrad zwischen -100% (einschließlich) und 0% (ausschließlich) liegt, erfolgt in dem Monat, in dem der Jahresabschluss festgestellt wird, keine Auszahlung eines Basis-Bonusses, sondern der negative Bonus wird als Abzugsposten in die bei der Gesellschaft rechnerisch geführte Bonus-Bank des Vorstandsmitglieds eingestellt („Negativer Bonus“).

c.

If the degree of target achievement is between -100% (inclusive) and 0% (exclusive), no Base Bonus is paid out in the month in which the annual financial statements are approved, but the negative Bonus is to be accounted for deduction in the Bonus Bank of the member of the management board which is to be run by the Company in virtual form (“Negative Bonus”).

d.

Die in die bei der Gesellschaft rechnerisch geführte Bonus-Bank des Vorstandsmitglieds eingestellten Überschießenden Boni sind mit eingestellten Negativen Boni innerhalb der Bonus-Bank zu verrechnen und der so ermittelte Saldo in der Bonus-Bank festzuhalten („Saldo Bonus“). Der Saldo Bonus kann negativ, jedoch kann er in Summe nicht niedriger als -100 % sein.

d.

The Excessive Bonuses credited to the Bonus Bank of the member of the management board which is run by the Company in virtual form are to be settled with Negative Bonuses credited to the Bonus Bank, and the balance resulting thereof is to be registered with the Bonus Bank (“Balance Bonus”). The Balance Bonus can be negative, but its sum cannot be less than -100%.

e.

Jedes Jahr, beginnend mit dem Geschäftsjahr 2012, ist ein positiver Saldo Bonus in Höhe eines Betrages, der 33 % des Saldo Bonusses entspricht, in dem Monat, in dem der Jahresabschluss festgestellt wird, abzurechnen, d.h. der positive Saldo Bonus in der Bonus-Bank verringert sich entsprechend. Dieser Teil des Bonusses ist dann auch fällig und auf das der Gesellschaft bekannte Konto des Vorstandsmitglieds nach Abzug von Abgaben auszuzahlen.

e.

Starting with the business year 2012, each year a positive Balance Bonus is to be settled in the amount of 33 % of the Balance Bonus in the month in which the annual financial statements are approved, i.e. the positive Balance Bonus in the Bonus Bank decreases accordingly. This part of the Bonus is then also due and to be transferred to the bank account of the member of the management board which is known to the Company after deduction of Levies.

7.	Bei Beendigung des Dienstvertrages des Vorstandsmitglieds ist die Bonus-Bank 12 Monate nach Beendigung des Dienstvertrages (die „Nachlaufphase“) auf Basis des Saldo Bonusses und unter Berücksichtigung des Grundes der Beendigung abzurechnen. Das bedeutet, dass sich der bei der Gesellschaft in der rechnerisch geführten Bonus-Bank des Vorstandsmitglieds ausgewiesene Saldo Bonus in Abhängigkeit vom Zielerreichungsgrad in der Nachlaufphase noch verändern kann.		7.

Upon termination of the service agreement of the member of the management board, the Bonus Bank is to be finally settled 12 months after the termination of the service agreement (the “Follow-Up Period”), based on the Balance Bonus and under consideration of the reason for the termination. This means that the Balance Bonus shown in the Bonus Bank of the member of the management board, which is run by the Company in virtual form, can change depending on the degree of target achievement in the Follow-Up Period.

	a.

Erfolgt die Beendigung des Dienstvertrages des Vorstandsmitglieds aus Gründen, die ihn als Good Leaver (s.u. lit. h) qualifizieren, so kann sich der Saldo Bonus in der Nachlaufphase verringern oder erhöhen.

				a.

In case the termination of the service agreement of the member of the management board occurs for reasons qualifying him as Good Leaver (see lit. h below), the Balance Bonus can decrease or increase during the Follow-Up Period.

	b.

Erfolgt die Beendigung des Dienstvertrages des Vorstandsmitglieds aus Gründen, die ihn als Bad Leaver (s.u. lit. g) qualifizieren, so ist der Saldo Bonus nach der Nachlaufphase maximal Null und es erfolgt auf jeden Fall keine Ausschüttung an das Vorstandsmitglied. Der Saldo Bonus kann sich aber in der Nachlaufphase auch verringern und damit negativ werden.

				b.

In case the termination of the service agreement of the member of the management board occurs for reasons qualifying him as Bad Leaver (see lit. g below), the Balance Bonus equals at most zero at the end of the Follow-Up Period, and there is no payout to the member of the management board. However, the Balance Bonus can also decrease in the Follow-Up Period, and thus become negative.

	c.

Eine Veränderung greift nur dann ein, wenn der Zielerreichungsgrad innerhalb der Nachlaufphase kleiner als 0 % ist oder größer als +200%. Bei einem Zielerreichungsgrad innerhalb der Nachlaufphase, der gleich oder größer als 0%, aber gleich oder kleiner als +200 % ist, erfolgt keine Veränderung. Ist der Zielerreichungsgrad größer als +200%, so ist für die Veränderung des Saldo Bonus nur ein die Schwelle von +200% überschießender Zielerreichungsgrad bis maximal +300 % für die Veränderung anzusetzen, so dass eine Veränderung in diesem Fall maximal +100 % betragen kann.

				c.

There will only be a change in case the degree of target achievement within the Follow-Up Period is less than 0 % or higher than +200%. If the degree of target achievement within the Follow-Up Period is higher than or equal to 0%, but less than or equal to +200%, there will be no change. If the degree of target achievement is higher than +200%, only a degree of target achievement exceeding +200 % up to +300 % is applicable for the change of the Balance Bonus, so that in this case a change can be at most +100%.

	d.	Bei einer unterjährigen Beendigung des Dienstvertrages wird der Aufsichtsrat der Gesellschaft zum Ende der Nachlaufphase die Höhe des Zielerreichungsgrades nach billigem Ermessen festlegen.		d.

If the service agreement is terminated in the course of a year, the supervisory board of the Company will determine the degree of target achievement at the end of the Follow-Up Period in its equitable discretion.

e.

Erfolgt die Beendigung des Dienstvertrages des Vorstandsmitglieds aus Gründen, die ihn als Good Leaver (s.u. lit. h) qualifizieren und sofern am Ende der Nachlaufzeit ein positiver Saldo Bonus besteht, wird eine Zahlung in Höhe eines Betrages, der dem dann festgestellten positiven Saldo Bonus entspricht, mit einem Abschlag von 10 % auf diesen Betrag fällig. Der so ermittelte Betrag ist auf das der Gesellschaft bekannte Konto des Vorstandsmitglieds nach Abzug von Abgaben auszuzahlen.

e.

In case the termination of the service agreement of the member of the management board occurs for reasons qualifying him as Good Leaver (see lit. h below), and if there is, at the end of the Follow-Up Period, a positive Balance Bonus, a payment becomes due in the amount which equals the positive Balance Bonus determined at that time, with a deduction of 10%. The amount thus determined is to be transferred to the bank account of the member of the management board which is known to the Company after deduction of Levies.

f.	Sofern am Ende der Nachlaufzeit ein negativer Saldo Bonus festgestellt wird, und	f.	If, at the end of the Follow-Up Period, a negative Balance Bonus is determined, and

i.

die Beendigung des Dienstvertrages des Vorstandsmitglieds aus Gründen erfolgt, die ihn als Good Leaver qualifizieren, so hat das Vorstandsmitglied einen Betrag in Höhe von 50 % des dann festgestellten negativen Saldo Bonus (ohne darauf entfallende Abgaben) an die Gesellschaft zurückzuzahlen; oder

i.

the termination of the service agreement of the member of the management board occurs for reasons qualifying him as Good Leaver, the member of the management board has to pay back to the Company an amount of 50 % of the negative Balance Bonus then determined (excluding Levies related thereto); or

ii.

die Beendigung des Dienstvertrages des Vorstandsmitglieds aus Gründen erfolgt, die ihn als Bad Leaver qualifizieren, so hat das Vorstandsmitglied einen Betrag in Höhe des dann festgestellten negativen Saldo Bonus (ohne darauf entfallende Abgaben) an die Gesellschaft zurückzuzahlen.

ii.

the termination of the service agreement of the member of the management board occurs for reasons qualifying him as Bad Leaver, the member of the management board has to pay back to the Company the amount of the negative Balance Bonus then determined (excluding Levies related thereto).

Eine Rückzahlungsverpflichtung des Vorstandsmitglieds besteht nur soweit und nur in der Höhe wie das Vorstandsmitglied in der Vergangenheit aufgrund der erfolgsabhängigen Tantieme Bonuszahlungen erhalten hat. Das Vorstandsmitglied haftet für die Rückzahlungsverpflichtung nicht mit seinem von der Gesellschaft erhaltenen Grundgehalt.

A payback obligation of the member of the management board exists only to the extent and up to the amount in which the member of the management board has received Bonus payments in the past due to the performance-based Management Bonus. As regards the payback obligation, the member of the management board is not liable with his Base Salary received by the Company.

	Der Aufsichtsrat kann nach billigem Ermessen auf eine Rückzahlung eines Bonusses nach diesem lit. f ganz oder teilweise verzichten.		The supervisory board may waive a payback of the Bonus pursuant to this lit. f fully or partly in its equitable discretion.

Die jeweils so ermittelten Beträge sind von dem Vorstandsmitglied innerhalb von 60 Werktagen nach Mitteilung durch die Gesellschaft auf ein von der Gesellschaft dem Vorstandsmitglied mitgeteiltes Konto einzuzahlen. Hieraus erfolgende Erstattungen für Abgaben auf die ursprünglichen Boni-Zahlungen stehen der Gesellschaft zu.

The respective amounts thus determined are to be transferred by the member of the management board to a bank account named by the Company within 60 business days following the notification by the Company. The Company is entitled to reimbursements of Levies arising thereof which relate to the original Bonus payments.

g.

Als „Bad Leaver“ qualifiziert ein Vorstandsmitglied, dessen Dienstvertrag durch die Gesellschaft aus wichtigem Grund nach § 626 BGB beendet oder dessen Bestellung als Vorstandsmitglied aus wichtigem Grund nach § 84 Abs. 3 AktG widerrufen wird.

g.

“Bad Leaver” is a member of the management board whose service agreement is terminated by the Company for good cause pursuant to Section 626 of the German Civil Code (Bürgerliches Gesetzbuch, BGB) or whose appointment as member of the management board is revoked for good cause pursuant to Section 84 para. 3 AktG.

h.	Als „Good Leaver“ qualifiziert ein Vorstandsmitglied, dessen Dienstvertrag aus Gründen endet, die ihn nicht als Bad Leaver qualifizieren.	h.	“Good Leaver” is a member of the management board whose service agreement ends for reasons which do not qualify him as Bad Leaver.

***